EXHIBIT 99.1

Tenax Therapeutics Reports First Quarter 2025 Financial Results and Provides Corporate Update

Phase 3 LEVEL Enrollment Completion for TNX-103 in PH-HFpEF Targeted Around Year-End 2025, with Topline Data Expected Middle of 2026

Initiation of Second Phase 3 Study, LEVEL-2, Expected This Year

CHAPEL HILL, N.C., May 14, 2025 (GLOBE NEWSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX) (“Tenax” or “Tenax Therapeutics” or the “Company”), a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies, today reported financial results for the quarter ended March 31, 2025 and provided an update on its recent corporate progress.

“2025 is off to a strong start. We continued to make meaningful progress in both the ongoing LEVEL study as well as preparations to commence our second registrational Phase 3 study, LEVEL-2,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “We also continued to engage with key stakeholders over the past quarter to discuss how levosimendan can control splanchnic blood volume and reduce blood flow to the left ventricle, potentially providing desirable effects for patients suffering from PH-HFpEF. We expect to share topline data from our first Phase 3 study, LEVEL, in the middle of 2026 and establish TNX-103 as a powerful therapeutic option for this disease currently without any available treatments.”

Recent Corporate and Clinical Highlights

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Patient enrollment in the Phase 3 LEVEL study of TNX-103 in PH-HFpEF continues, with high rates of study and therapy continuation during the blinded and open-label extension stages. Tenax anticipates completing enrollment of 230 patients in LEVEL around the end of 2025. LEVEL is being conducted in Canada and the U.S.
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Tenax remains on track to commence in 2025 a second registrational Phase 3 study of TNX-103, LEVEL-2, in patients with PH-HFpEF. This trial will have a global footprint.

First Quarter 2025 Financial Results

Cash position: Tenax Therapeutics reported cash and cash equivalents of $111.4 million as of March 31, 2025. In March 2025, the Company raised approximately $25 million in gross proceeds from a private placement financing. Tenax expects its cash and cash equivalents to fund the Company through 2027.

Research and development (R&D): R&D expenses for the first quarter of 2025 were $5.7 million, compared to $2.7 million for the first quarter of 2024. The increase was primarily attributable to increased expenses associated with the Company’s Phase 3 LEVEL study for TNX-103, as well as increased personnel costs (including $0.9 million of stock-based compensation) and regulatory consulting costs.

General and administrative (G&A): G&A expenses for the first quarter of 2025 were $5.7 million, compared to $1.2 million for the first quarter of 2024. The increase is primarily a result of increased compensation, including $3.3 million of stock-based compensation from options granted during the fourth quarter of 2024 that amortize over a one year period, as well as increased legal and other professional fees.

Net loss: Tenax Therapeutics reported a net loss of $10.4 million for the first quarter of 2025, compared to a net loss of $3.8 million for first quarter of 2024.

About Levosimendan (TNX-101, TNX-102, TNX-103)

Levosimendan is a novel, first-in-class K-ATP channel activator/calcium sensitizer currently being evaluated to treat pulmonary hypertension (PH) associated with heart failure with preserved ejection fraction (PH-HFpEF). Levosimendan was first developed for intravenous use in hospitalized patients with acutely decompensated heart failure, and it has received market authorization in 60 countries in this indication, although it is not available in the United States or Canada. Tenax’s Phase 2 HELP study, including its open-label extension stage, demonstrated the potential of IV (TNX-101) and oral (TNX-103) levosimendan to bring durable improvements in exercise capacity and quality of life, as well as other clinical assessments, in patients with PH-HFpEF. TNX-103 (oral levosimendan) is currently being evaluated in LEVEL, a Phase 3, double-blind, randomized, placebo-controlled clinical trial in patients with PH-HFpEF.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a Phase 3, development-stage pharmaceutical company using clinical insights to develop novel cardiopulmonary therapies. The Company owns global rights to develop and commercialize levosimendan, which it is developing for the treatment of PH-HFpEF, the most prevalent form of pulmonary hypertension globally, for which no product has been approved to date. For more information, visit www.tenaxthera.com. Tenax Therapeutics’ common stock is listed on The Nasdaq Stock Market LLC under the symbol “TENX”.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These forward-looking statements may include information concerning possible or projected future business operations. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; any delays in regulatory review and approval of product candidates in development; risks related to our business strategy, including the prioritization and development of product candidates; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing, customer acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; the potential advantages of our product candidates; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; our competitive position; risks associated with our cash needs; intellectual property risks; volatility and uncertainty in the global economy and financial markets in light of unexpected changes in tariffs and the possibility of pandemics, global financial and geopolitical uncertainties, including in the Middle East and the Russian invasion of and war against the country of Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contact:

Investor and Media:

Merrill Barrett

Argot Partners

tenax@argotpartners.com

Tenax Therapeutics, Inc.
Consolidated Balance Sheets

	March 31, 2025		December 31, 2024	
ASSETS	(in thousands)			
Current assets				
Cash and cash equivalents	$	111,447	$	94,851
Prepaid expenses		524		1,771
Other current assets		88		64
Total current assets		112,059		96,686
Total assets	$	112,059	$	96,686
LIABILITIES AND STOCKHOLDERS' EQUITY				
Current liabilities				
Accounts payable		1,839		3,157
Accrued liabilities		929		1,536
Total current liabilities		2,768		4,693
Total liabilities	$	2,768	$	4,693
Stockholders' equity				
Preferred stock, undesignated, authorized 4,818,654 shares				
Series A Preferred stock, par value $0.0001, authorized 5,181,346 shares; issued and outstanding 210, as of March 31, 2025 and December 31, 2024		-		-
Common stock, par value $0.0001 per share; authorized 400,000,000 shares; issued and outstanding 3,970,385 as of March 31, 2025 and 3,420,906 as of December 31, 2024, respectively		-		-
Additional paid-in capital		434,554		406,848
Accumulated deficit		(325,263)		(314,855)
Total stockholders' equity		109,291		91,993
Total liabilities and stockholders' equity	$	112,059	$	96,686